SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ECHELON CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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ECHELON CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 27, 2008

10:00 A.M. PACIFIC TIME

We cordially invite you to attend the 2008 Annual Meeting of Stockholders of Echelon Corporation. The meeting will be held on Tuesday, May 27, 2008 at 10:00 a.m., Pacific Time, at 570 Meridian Avenue, San Jose, California 95126. At the meeting we will:

1.	Elect two Class A directors for a term of three years and until their successors are duly elected and qualified;

2.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3.	Transact any other business as may properly come before the meeting or any postponement or adjournment thereof.

These items are fully discussed in the following pages, which are made part of this Notice. Stockholders who owned our common stock at the close of business on Monday, March 31, 2008 are entitled to notice of and to vote at the annual meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone, as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet. It is convenient, is more environmentally friendly, and saves us significant postage and processing costs.

Sincerely,

M. Kenneth Oshman
Chairman of the Board and Chief Executive Officer

San Jose, California

April 16, 2008

2008 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

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ECHELON CORPORATION

PROXY STATEMENT

FOR

2008 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

Our Board of Directors is soliciting Proxies for the 2008 Annual Meeting of Stockholders to be held at 570 Meridian Avenue, San Jose, California 95126 on Tuesday, May 27, 2008, at 10:00 a.m., Pacific Time. The address of our principal executive office is 550 Meridian Avenue, San Jose, California 95126 and our telephone number at this address is 408-938-5200. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters set forth in the attached Notice of Annual Meeting. Please read it carefully.

Beginning on April 16, 2008, we made copies of this Proxy Statement available to persons who were stockholders at the close of business on March 31, 2008, the record date for the annual meeting.

Notice of Internet Availability of Proxy Materials

Pursuant to rules recently adopted by the Securities and Exchange Commission, or the SEC, we have chosen to provide access to our proxy materials over the Internet. We are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders of record and our beneficial owners. All stockholders will have the option to access the proxy materials on a website referred to in the Notice of Internet Availability or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy of the proxy materials are included in the Notice of Internet Availability. You may also request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Electronic Access to Proxy Materials

The Notice of Internet Availability will provide you with instructions on how to:

•	View on the Internet our proxy materials for our annual meeting; and

•	Instruct us to send our future proxy materials to you electronically by e-mail.

Choosing to receive future proxy materials by e-mail will save us the cost of printing and mailing the proxy materials to you and will reduce the environmental impact of our annual meeting. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions including a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Costs of Solicitation

We will pay the costs of soliciting proxies from stockholders. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners, including fees associated with:

•	Forwarding the Notice of Internet Availability to beneficial owners;

•	Forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

•	Obtaining beneficial owners’ voting instructions.

Certain of our directors, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by written communication, telephone, facsimile or other electronic means.

Record Date and Shares Outstanding

Only stockholders of record at the close of business on March 31, 2008, are entitled to attend and vote at the annual meeting. On the record date, 40,820,374 shares of our common stock were outstanding and held of record. The closing price of our common stock on the Nasdaq Stock Market on the record date was $13.50 per share.

QUESTIONS AND ANSWERS REGARDING OUR ANNUAL MEETING

Although we encourage you to read this Proxy Statement in its entirety, we include this question and answer section to provide some background information and brief answers to several questions you may have about the annual meeting or this Proxy Statement.

Q:	Why am I receiving these proxy materials?

A: Our Board of Directors is providing these proxy materials for you in connection with our annual meeting of stockholders, which will take place on May 27, 2008. Stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:	What is the Notice of Internet Availability?

A: In accordance with rules and regulations recently adopted by the SEC, instead of mailing a printed copy of our proxy materials to all stockholders entitled to vote at the annual meeting, we are furnishing the proxy materials to our stockholders over the Internet. If you received a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice of Internet Availability.

We expect to mail the Notice of Internet Availability on or about April 16, 2008, to all stockholders entitled to vote at the annual meeting. On the date of mailing of the Notice of Internet Availability, all stockholders and beneficial owners will have the ability to access all of our proxy materials on a website referred to in the Notice of Internet Availability. These proxy materials will be available free of charge.

Q:	What proposals will be voted on at the annual meeting?

A: There are two proposals scheduled to be voted on at the annual meeting:

•	Election of the nominees for director set forth in this Proxy Statement; and

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Q:	What is Echelon’s voting recommendation?

A: Our Board of Directors recommends that you vote your shares “FOR” each of the two nominees to our Board of Directors and “FOR” ratification of the appointment of our independent registered public accounting firm.

Q:	Who can vote at the meeting?

A: Our Board of Directors has set March 31, 2008 as the record date for the annual meeting. All stockholders who owned Echelon common stock at the close of business on March 31, 2008, or the record date, may attend and vote at the annual meeting. Each stockholder is entitled to one vote for each share of common stock held as of the record date on all matters to be voted on. Stockholders do not have the right to cumulate votes. On March 31, 2008, 40,820,374 shares of our common stock were outstanding. Shares held as of the record date include shares that are held directly in your name as the stockholder of record and those shares held for you as a beneficial owner through a broker, bank or other nominee.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: Most stockholders of Echelon hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record

If your shares are registered directly in your name with Echelon’s transfer agent, BNY Mellon Shareowner Services, you are considered the stockholder of record with respect to those shares and the Notice of Internet Availability has been sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to Echelon or to vote in person at the annual meeting.

Beneficial Owners

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice of Internet Availability has been forwarded to you by your broker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request a

“legal proxy” from the broker, bank or other nominee who holds your shares, giving you the right to vote the shares at the annual meeting.

Q:	How many votes does Echelon need to hold the annual meeting?

A: A majority of Echelon’s outstanding shares as of the record date must be present at the annual meeting in order to hold the meeting and conduct business. This is called a quorum. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the annual meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Shares are counted as present at the meeting if you:

•	are present and vote in person at the meeting; or

•	have properly submitted a proxy card or voting instruction card or voted by telephone or via the Internet.

Q:	How are votes counted?

A: You may vote either “FOR” or “WITHHOLD” with respect to each Class A nominee for our Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposal. If you abstain from voting on the other proposal, it has the same effect as a vote against. If you just sign your proxy card with no further instructions, your shares will be counted as a vote “FOR” each Class A Director nominee and “FOR” ratification of the appointment of our independent registered public accounting firm. If you do not vote and you hold your shares in a brokerage account or through a bank or other nominee, also known as “street name” (see description of “Beneficial Ownership” above), your shares will not be counted in the tally of the number of shares cast “FOR,” “AGAINST” or “ABSTAIN” on any proposal where your broker, bank or other nominee does not have discretionary authority to vote, and therefore will have the effect of reducing the number of shares needed to approve any of those items. However, shares held in street name and that are not voted, known as “broker non-votes,” may be counted for the purpose of establishing a quorum for the annual meeting as described above under the caption “Beneficial Ownership.” Voting results are tabulated and certified by Broadridge Financial Solutions, Inc.

Q:	What is the voting requirement to approve each of the proposals?

A: With respect to Proposal One (the election of our Class A directors), directors are elected by a plurality vote, and therefore the two individuals receiving the highest number of “FOR” votes will be elected. Votes of “WITHHOLD” and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality. Proposal Two (ratification of the appointment of our independent registered public accounting firm) requires the affirmative “FOR” vote of a majority of the shares of our outstanding common stock represented, in person or by proxy, and entitled to vote.

Q:	How can I vote my shares in person at the annual meeting?

A: Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring your proxy card or proof of identification to the annual meeting. Even if you plan to attend the annual meeting, Echelon recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the annual meeting. If you hold your shares in street name, you must request a legal proxy from your broker or other holder of record in order to vote at the annual meeting.

Q:	How can I vote my shares without attending the annual meeting?

A: Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the annual meeting. If you are a stockholder of record, you may vote by submitting a proxy; please refer to the voting instructions in the Notice of Internet Availability or below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank or other nominee; please refer to the voting instructions provided to you by your broker, bank or other nominee.

Internet — Stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions on the Notice of Internet Availability until 11:59 p.m., Eastern Time, on May 26, 2008 or by following the instructions at www.proxyvote.com. Most of our stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, banks or other nominees. A large number of banks and brokerage firms are participating in Broadridge Financial Solutions, Inc.’s (formerly ADP Investor Communication Services) online program. This program provides eligible stockholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in Broadridge’s program.

Telephone — Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will have received information with the Notice of Internet Availability explaining this procedure.

Mail — If you are a stockholder of record, you may request a proxy card from our company, and indicate your vote by completing, signing and dating the card where indicated and by returning it in the prepaid envelope that will be provided. Stockholders who hold shares beneficially in street name may request a voting instruction form from their broker, bank or other nominee.

Q:	How can I change or revoke my vote?

A: Subject to any rules your broker, bank or other nominee may have, you may change your proxy instructions at any time before your proxy is voted at the annual meeting.

Stockholders of record — If you are a stockholder of record, you may change your vote by (1) filing with our General Counsel, prior to your shares being voted at the annual meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) by attending the annual meeting and voting in person (although attendance at the annual meeting will not, by itself, revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our General Counsel prior to the taking of the vote at the annual meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to our General Counsel or should be sent so as to be delivered to our principal executive offices, Attention: General Counsel.

A stockholder of record who has voted via the Internet or by telephone may also change his, her or its vote by making a timely and valid later Internet or telephone vote no later than 11:59 p.m., Eastern Time, on May 26, 2008.

Beneficial owners — If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, bank or other nominee, or (2) if you have obtained, from the broker, bank or other nominee who holds your shares, a legal proxy giving you the right to vote the shares by attending the annual meeting and voting in person.

Q:	Where can I find the voting results of the annual meeting?

A: The preliminary voting results will be announced at the annual meeting. The final results will be published in our first quarterly report on Form 10-Q filed after the date of the annual meeting.

Q:	Who are the proxies and what do they do?

A: The two persons named as proxies on the proxy card, Kathleen B. Bloch, our Senior Vice President and General Counsel, and Oliver R. Stanfield, our Chief Financial Officer, were designated by our Board of Directors. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the stockholder as provided in the proxy card, it will be voted in accordance with the instructions indicated on the proxy card. If you submit the proxy card, but do not indicate your voting instructions, your shares will be voted “FOR” Proposals One and Two.

Q:	What should I do if I receive more than one Notice of Internet Availability or set of proxy materials?

A: If you received more than one Notice of Internet Availability or set of proxy materials, your shares are registered in more than one name or brokerage account. Please follow the voting instructions on each Notice of Internet Availability or voting instruction card that you receive to ensure that all of your shares are voted.

Q:	What happens if additional proposals are presented at the annual meeting?

A: Other than the two proposals described in this Proxy Statement, Echelon does not expect any additional matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders, Kathleen B. Bloch, our Senior Vice President and General Counsel, and Oliver R. Stanfield, our Chief Financial Officer, will have the discretion to vote your shares on any additional matters properly presented for a vote at the annual meeting. If for any unforeseen reason any of Echelon’s Class A nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board of Directors.

Q:	Is my vote confidential?

A: Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Echelon or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote or (3) to facilitate a successful proxy solicitation by our Board of Directors. Occasionally, stockholders provide written comments on their proxy cards, which are then forwarded to Echelon’s management.

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A: Echelon will bear all expenses of soliciting proxies. Echelon may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Echelon may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Echelon may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Echelon’s costs for such services, if retained, will not be significant.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Our stockholders may submit proposals that they believe should be voted upon at our next year’s annual meeting or nominate persons for election to our Board of Directors. Stockholders may also recommend candidates for election to our Board of Directors (See “Corporate Governance and Other Matters—Consideration of Stockholder Recommendations and Nominations of Board Members”). Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2009 proxy statement and proxy. Any such stockholder proposals must be submitted in writing to the attention of Kathleen B. Bloch, Senior Vice President, General Counsel and Secretary, Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126, no later than December 17, 2008, which is the date 120 calendar days prior to the one-year anniversary of the mailing date of this Proxy Statement. Stockholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our 2009 proxy statement.

Alternatively, under our Bylaws, a proposal or a nomination that the stockholder does not seek to include in our 2009 proxy statement pursuant to Rule 14a-8 may be submitted in writing to Kathleen B. Bloch, Senior Vice President, General Counsel and Secretary, Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126, for the 2009 annual meeting of stockholders not less than 20 days nor more than 60 days prior to the date of such meeting. Note, however, that in the event we provide less than 30 days notice or prior public disclosure to stockholders of the date of the 2009 annual meeting, any stockholder proposal or nomination not submitted pursuant to Rule 14a-8 must be submitted to us not later than the close of business on the tenth day following the day on which notice of the date of the 2009 annual meeting was mailed or public disclosure was made. For example, if we provide notice of our 2009 annual meeting on April 14, 2009, for a 2009 annual meeting on May 26, 2009, any such proposal or nomination will be considered untimely if submitted to us after April 24, 2009. For purposes of the above, “public disclosure” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service, or in a document publicly filed by us with the SEC. As described in our Bylaws, the stockholder submission must include certain specified information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of our common stock. If a stockholder gives notice of such a proposal after the deadline computed in accordance with our Bylaws, or the Bylaw Deadline, the stockholder will not be permitted to present the proposal to our stockholders for a vote at the 2009 annual meeting.

The rules of the SEC also establish a different deadline for submission of stockholder proposals that are not intended to be included in our 2009 proxy statement with respect to discretionary voting, or the Discretionary Vote Deadline. The Discretionary Vote Deadline for the 2009 annual \meeting is March 2, 2009, the date which is 45 calendar days prior to the one-year anniversary of the mailing date of this Proxy Statement. If a stockholder gives notice of such a proposal after the Discretionary Vote Deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the 2009 annual meeting.

Because the Bylaw Deadline is not capable of being determined until we publicly announce the date of our 2009 annual meeting, it is possible that the Bylaw Deadline may occur after the Discretionary Vote Deadline. In such a case, a proposal received after the Discretionary Vote Deadline but before the Bylaw Deadline would be eligible to be presented at the 2009 annual meeting and we believe that our proxy holders at such meeting would be allowed to use the discretionary authority granted by the proxy to vote against the proposal at such meeting without including any disclosure of the proposal in the proxy statement relating to such meeting.

CORPORATE GOVERNANCE AND OTHER MATTERS

Corporate Governance

Corporate Governance Guidelines

Our Board of Directors adopted Corporate Governance Guidelines in November 2002 that outline, among other matters, the role and functions of the Board of Directors and the composition and responsibilities of various committees of the Board of Directors. The Corporate Governance Guidelines are available, along with other important corporate governance materials, at the investor relations section of our website at www.echelon.com.

The Corporate Governance Guidelines provide, among other things, that:

•	A majority of the directors must meet the independence criteria established by Nasdaq.

•

If the Chairman of the Board is not an independent director, then a Presiding Director must be appointed by the outside directors to assume the responsibility of chairing the regularly scheduled meetings of outside directors.

•	Our Board of Directors shall have a policy of holding separate meeting times for outside directors.

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All of the members of the Nominating and Governance Committee, Audit Committee and Compensation Committee must meet the criteria for independence established by Nasdaq, except that the Board may make exceptions to this policy with respect to the Nominating and Governance Committee that are consistent with regulatory requirements.

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Our Board of Directors shall have responsibility over such matters as overseeing our Chief Executive Officer and other senior management in the competent and ethical operation of our company, gathering and analyzing information obtained from management, retaining counsel and expert advisors, and overseeing and monitoring the effectiveness of governance practices.

In March 2005, our Board of Directors appointed Robert R. Maxfield as Presiding Director. Pursuant to the Corporate Governance Guidelines, the Presiding Director was selected by our non-employee directors and assumed the responsibilities of chairing meetings of non-employee directors, serving as the liaison between our Chief Executive Officer and our independent directors, approving Board of Directors meeting agendas and schedules and information flow to our Board of Directors and such further responsibilities that the non-employee directors as a whole designate from time to time.

As the operation of the Board of Directors is a dynamic process, the Board of Directors regularly reviews changing legal and regulatory requirements, evolving best practices and other developments. Accordingly, the Board of Directors may modify the Corporate Governance Guidelines from time to time, as it deems appropriate.

Consideration of Stockholder Recommendations and Nominations of Board Members

The Nominating and Corporate Governance Committee of our Board of Directors will consider both recommendations and nominations from stockholders for candidates to our Board of Directors. A stockholder who desires to recommend a candidate for election to our Board of Directors shall direct the recommendation in writing to the Company Corporate Secretary, Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and our company within the last three years and evidence of the nominating person’s ownership of our stock and amount of stock holdings. For a stockholder recommendation to be considered by the Nominating and Corporate Governance Committee as a potential candidate at an annual meeting, nominations must be received on or before the deadline for receipt of stockholder proposals.

If, instead, a stockholder desires to nominate a person directly for election to our Board of Directors, the stockholder must follow the rules set forth by the SEC (see “Deadline for Receipt of Stockholder Proposals” above) and meet the deadlines and other requirements set forth in our Bylaws, including, (1) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of our company which are beneficially owned by such person, (d) any other information relating to such person that is required by law to be disclosed in solicitations of proxies for election of directors and (e) such person’s written consent to being named as a nominee and to serving as a director if elected; and (2) as to the stockholder giving the notice: (a) the name and address, as they appear on our company’s books, of such stockholder, (b) the class and number of shares of our company which are beneficially owned by such stockholder and (c) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) relating to the nomination.

Identifying and Evaluating Nominees for our Board of Directors

The Nominating and Corporate Governance Committee shall use the following procedures to identify and evaluate the individuals that it selects, or recommends that our Board of Directors select, as director nominees:

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The Committee shall review the qualifications of any candidates who have been properly recommended or nominated by stockholders, as well as those candidates who have been identified by management, individual members of our Board of Directors or, if the Committee determines, a search firm. Such review may, in the Committee’s discretion, include a review solely of information provided to the Committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the Committee deems proper.

•	The Committee shall evaluate the performance and qualifications of individual members of our Board of Directors eligible for re-election at the annual meeting of stockholders.

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The Committee shall consider the suitability of each candidate, including the current members of our Board of Directors, in light of the current size and composition of our Board of Directors. In evaluating the suitability of the candidates, the Committee considers many factors, including, among other things, issues of character, judgment, independence, diversity, age, expertise, diversity of experience, length of service, other commitments and the like. The Committee evaluates such factors, among others, and considers each individual candidate in the context of the current perceived needs of our Board of Directors as a whole. Except as may be required by rules promulgated by Nasdaq or the SEC, it is the current sense of the Committee that there are no specific minimum qualifications that must be met by each candidate for our Board of Directors, nor are there specific qualities or skills that are necessary for one or more of the members of our Board of Directors to possess.

•

After such review and consideration, the Committee selects, or recommends that our Board of Directors select, the slate of director nominees, either at a meeting of the Committee at which a quorum is present or by unanimous written consent of the Committee.

•	The Committee will endeavor to notify, or cause to be notified, all director candidates of its decision as to whether to nominate such individual for election to our Board of Directors.

Standards of Business Conduct

We have adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees of Echelon. The Code of Business Conduct and Ethics can be viewed at the investor relations section of our website at www.echelon.com. We will post any amendments to, or waivers from, our Code of Business Conduct and Ethics at that location on our website.

Stockholder Communications

Any stockholder may contact any of our directors by writing to them by mail or express mail c/o Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126.

Any stockholder communications directed to our Board of Directors (other than concerns regarding questionable accounting or auditing matters directed to the Audit Committee or otherwise in accordance with our Financial Information Integrity Policy, which Financial Information Integrity Policy can be viewed at the investor relations section of our website at www.echelon.com) will first go to our General Counsel, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our stockholder communications log.

Unless the communication is marked “confidential,” our General Counsel will review, summarize and, if appropriate, draft a response to the communication in a timely manner. The summary and response will be in the form of a memo, which will become part of our stockholder communications log that our General Counsel maintains with respect to all stockholder communications.

At least quarterly, or more frequently as our General Counsel deems appropriate, our General Counsel will forward all such original stockholder communications along with the related memos to our Board of Directors for review.

Any stockholder communication marked “confidential” will be logged by our General Counsel as “received” but will not be reviewed, opened or otherwise held by our General Counsel. Such confidential correspondence will be immediately forwarded to the addressee(s) without a memo or any other comment by our General Counsel.

Meetings and Attendance of the Board of Directors and Committees of the Board of Directors

Attendance of Directors at 2007 Annual Meeting of Stockholders

It is the policy of our Board of Directors to strongly encourage board members to attend the annual meeting of stockholders. All but one member of our Board of Directors attended in person our annual meeting of stockholders on May 15, 2007.

Attendance at Board and Committee Meetings

Our Board of Directors held seven meetings in 2007. Each director is expected to attend each meeting of our Board of Directors and those Committees on which he or she serves. During 2007, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors and (ii) the total number of meetings held by all committees of our Board of Directors on which such director served. During 2007, certain matters were approved by our Board of Directors or a committee of our Board of Directors by unanimous written consent.

Committees of the Board of Directors

Our Board of Directors currently has a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Each of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee has a written charter that has been approved by our Board of Directors, copies of which can be viewed at the investor relations section of our website at www.echelon.com. Pursuant to our 1997 Stock Option Plan, our Board delegated authority to our Chief Executive Officer, Mr. Oshman, to grant stock options and performance shares to employees who are not executive officers of up to a maximum of 25,000 shares per person per year and, generally, up to an aggregate of 250,000 shares per year. The Compensation Committee, Audit Committee, and Nominating and Corporate Governance Committee are described as follows:

Compensation Committee

In 2007, the Compensation Committee consisted of directors Armas Clifford Markkula, Jr., Robert R. Maxfield and Richard M. Moley. The current members of the Compensation Committee are Armas Clifford Markkula, Jr., Robert R. Maxfield (Chair) and Richard M. Moley. The Compensation Committee held three meetings in 2007. The purposes of the Compensation Committee are to:

•	discharge the responsibilities of our Board of Directors relating to compensation of our executive officers;

•	approve and evaluate executive officer compensation plans, policies and programs; and

•	produce an annual report on executive compensation for inclusion in our proxy statement.

The responsibilities of the Compensation Committee include annually reviewing and approving, for our Chief Executive Officer and our other executive officers, (1) annual base salary, (2) annual incentive bonus, including the specific goals and amount, (3) equity compensation, (4) employment agreements, severance arrangements and change in control agreements and provisions and (5) any other benefits, compensation or arrangements; and conducting an annual review of the performance of our Chief Executive Officer.

Audit Committee

In 2007, the Audit Committee consisted of directors Robert J. Finocchio, Jr., Robert R. Maxfield and Betsy Rafael. The current members of the Audit Committee are Robyn M. Denholm, Robert J. Finocchio, Jr. (Chair) and Betsy Rafael. Our Board of Directors has determined that directors Denholm, Finocchio and Rafael are “audit committee financial experts,” as that term is defined in Item 401(h) of Regulation S-K of the Securities Act of 1933, as amended, and that all members of our Audit Committee are independent within the meaning of Rule 4200(a)(15) of the listing standards of the Marketplace Rules of the Nasdaq Stock Market. The Audit Committee held five meetings in 2007. The purposes of the Audit Committee are to:

•	oversee our accounting and financial reporting processes and the internal and external audits of our financial statements;

•

assist our Board of Directors in the oversight and monitoring of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications, independence and performance and (4) our internal accounting and financial controls;

•	outline to our Board of Directors the results of its monitoring and recommendations derived therefrom and improvements made, or to be made, in internal accounting controls;

•	prepare the report that the rules of the SEC require to be included in our annual proxy statement;

•	appoint our independent registered public accounting firm; and

•

provide to our Board of Directors such additional information and materials as it may deem necessary to make our Board of Directors aware of significant financial matters that require the attention of our Board of Directors.

The responsibilities of the Audit Committee include the continuous review of the adequacy of our system of internal controls; oversight of the work of our independent registered public accounting firm, including a post-audit review of the financial statements and audit findings; oversight of compliance with SEC requirements regarding audit related matters; review, in conjunction with counsel, any legal matters that could significantly impact our financial statements; and oversight and review of our information technology and management information systems policies and risk management policies, including our investment policies.

Nominating and Corporate Governance Committee

In 2007, the Nominating and Corporate Governance Committee consisted of directors Armas Clifford Markkula, Jr., Richard M. Moley and Larry Sonsini. The current members of the Nominating and Corporate Governance Committee are Armas Clifford Markkula, Jr., Richard M. Moley and Larry Sonsini (Chair). The Nominating and Corporate Governance Committee held one meeting in 2007. The purposes of the Nominating and Corporate Governance Committee are to:

•	assist our Board of Directors by identifying prospective director nominees and to recommend to our Board of Directors the director nominees for the next annual meeting of stockholders;

•	develop and recommend to our Board of Directors the governance principles applicable to our company;

•	oversee the evaluation of our Board of Directors and management; and

•	recommend to our Board of Directors director nominees for each committee.

The responsibilities of the Nominating and Corporate Governance Committee include evaluating the composition, organization and governance of our Board of Directors and its committees, including determining future requirements; overseeing the performance evaluation process of our Board of Directors; making recommendations to our Board of Directors concerning the appointment of directors to committees, selecting Board committee chairs and proposing the slate of directors for election; and making recommendations to our Board of Directors regarding compensation for non-employee directors and Board committee members.

Director Independence

Our Board of Directors has affirmatively determined that each of its members, other than M. Kenneth Oshman, are independent directors under the listing standards of the Marketplace Rules of the Nasdaq Stock Market and applicable SEC rules, and that all of its members, other than Mr. Oshman, Ms. Rafael, who joined our Board of Directors in November 2005, and Ms. Denholm, who joined our Board of Directors in February 2008, were independent directors under the listing standards of the Marketplace Rules of the Nasdaq Stock Market in the three prior years.

Our Board of Directors has also determined that all directors serving as members of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are independent under the Nasdaq listing standards and the rules of the SEC. Additionally, our Board of Directors has determined that all members of the Compensation Committee meet the non-employee definition of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, and the outside director definition of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Director Compensation

In November 2002, our Board of Directors determined that in consideration for service on our Board of Directors, each non-employee director shall receive a cash payment of $20,000 per fiscal year, to be payable on or before the day of the first meeting of our Board of Directors in each fiscal year. On February 8, 2007, our Board of Directors approved changes to the cash compensation payable to the non-employee directors. Accordingly, beginning in 2007 the cash compensation payable to each non-employee director was increased to $40,000 per fiscal year, to be paid quarterly.

In addition, in consideration for service on our Board of Directors or on one or more of our Compensation and/or Nominating and Corporate Governance Committees of our Board of Directors, each non-employee director shall receive a cash payment of $1,000 per Board of Directors meeting or Committee meeting attended, to be payable on the date of each such meeting so attended. We also determined that in consideration of the significantly greater time commitment and potential risk exposure for serving as a member of our Audit Committee, each director shall receive a cash payment of $2,000 per Audit Committee meeting attended, to be payable on the date of each such meeting so attended.

Furthermore, non-employee directors are eligible to participate in our 1998 Director Option Plan which provides for the automatic grant of an option to purchase 25,000 shares of common stock to each non-employee director who first becomes a non-employee director after May 29, 1998. Additionally, each non-employee director shall automatically be granted a 10,000 share option on the date of each annual meeting of stockholders, provided he or she is re-elected to our Board of Directors or otherwise remains on our Board of Directors on such date and provided that on such date he or she shall have served on our Board of Directors for at least the preceding six months. All options granted under this plan are fully vested at grant. On May 15, 2007, the date of our 2007 annual meeting of stockholders, directors Finocchio, Markkula, Maxfield, Moley, Rafael and Sonsini were each granted a 10,000 share option at a per share exercise price of $13.74. Our 1998 Director Option Plan expires on July 27, 2008.

Director Summary Compensation Table for Fiscal 2007

The table below summarizes the compensation paid by our company to non-employee directors for the fiscal year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)(2)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Robert J. Finocchio, Jr.	55,000	—	33,112	—	—	—	88,112
Armas Clifford Markkula, Jr.	50,000	—	33,112	—	—	—	83,112
Robert R. Maxfield	60,000	—	33,112	—	—	—	93,112
Richard M. Moley	51,000	—	33,112	—	—	—	84,112
Betsy Rafael	52,000	—	33,112	—	—	—	85,112
Larry W. Sonsini	47,000	—	33,112	—	—	—	80,112

(1)	Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures) for fiscal 2007, in accordance with SFAS 123R, and thus may include amounts from awards granted in and prior to 2007. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 17, 2008. These amounts do not correspond to the actual value that will be recognized by the directors.
(2)	In fiscal 2007, each non-employee director serving in such capacity for at least six months prior to the May 15, 2007 date of our 2007 annual meeting of stockholders was granted on such date a fully vested option to purchase 10,000 shares of our common stock at a per share exercise price of $13.74.
(3)	As of December 31, 2007, the aggregate number of shares underlying options outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares
Robert J. Finocchio, Jr.	50,000
Armas Clifford Markkula, Jr.	50,000
Robert R. Maxfield	30,000
Richard M. Moley	50,000
Betsy Rafael	10,000
Larry W. Sonsini	50,000

PROPOSAL ONE

ELECTION OF DIRECTORS

General

We currently have eight members on our Board of Directors. Our Board of Directors is divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. Directors M. Kenneth Oshman and Larry W. Sonsini are the Class A directors whose terms will expire at the 2008 Annual Meeting of Stockholders and they have been nominated by our Board of Directors for reelection at the Annual Meeting of Stockholders to be held May 27, 2008. Directors Robert J. Finocchio, Jr., Armas Clifford Markkula, Jr. and Robert R. Maxfield are the Class B directors whose terms will expire at the 2009 Annual Meeting of Stockholders and Robyn M. Denholm, Richard M. Moley and Betsy Rafael are the Class C directors whose terms will expire at the 2010 Annual Meeting of Stockholders. All of the directors, including the Class A nominees, are incumbent directors. There are no family relationships among any of our directors or executive officers, including any of the nominees mentioned above. Unless otherwise instructed, the holders of proxies solicited by this Proxy Statement will vote the proxies received by them for the two Class A nominees. In the event that any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxy holders will vote for a nominee designated by the present Board of Directors to fill the vacancy. We are not aware of any reason that any nominee will be unable or will decline to serve as a director. Our Board of Directors recommends a vote “FOR” the election of each of the Class A nominees listed above.

Director Information

Current Directors

The names of the members of our Board of Directors, including the Class A nominees, their ages as of March 31, 2008 and certain information about them, are set forth below.

Name	Age	Principal Occupation
M. Kenneth Oshman (1) (2)	67	Chairman of the Board and Chief Executive Officer of Echelon
Robyn M. Denholm (3)	44	Chief Financial Officer of Juniper Networks, Inc.
Robert J. Finocchio, Jr. (3)	56	Corporate director, private investor and part time professor
Armas Clifford Markkula, Jr. (4) (5)	66	Vice Chairman of the Board of Directors of Echelon
Robert R. Maxfield (4)	66	Private investor
Richard M. Moley (4) (5)	69	Private investor
Betsy Rafael (3)	46	Vice President, Corporate Controller and Principal Accounting Executive of Apple, Inc.
Larry W. Sonsini (2) (5)	67	Chairman of Wilson Sonsini Goodrich & Rosati, P.C.

(1)	Member of the Stock Option Committee.
(2)	Denotes nominee for election at the 2008 Annual Meeting of Stockholders.
(3)	Member of the Audit Committee.
(4)	Member of the Compensation Committee.
(5)	Member of the Nominating and Corporate Governance Committee.

Director Biographies

M. Kenneth Oshman has been Chief Executive Officer of our company since December 1988 and Chairman of our Board of Directors since September 1989. He also served as our President from 1988 to 2001. Mr. Oshman, with three associates, founded ROLM Corporation, a telecommunications equipment company, in 1969. He was Chief Executive Officer, President and a director at ROLM from its founding until its merger with IBM in 1984. Following the merger, he became a Vice President of IBM and a member of its Corporate Management Board. He remained in that position until 1986. Prior to founding ROLM, Mr. Oshman was a member of the technical staff at Sylvania Electric Products from 1963 to 1969. Mr. Oshman also serves as a director of Sun Microsystems. Mr. Oshman earned B.A. and B.S.E.E. degrees from Rice University and M.S. and Ph.D. degrees in Electrical Engineering from Stanford University.

Robyn M. Denholm has been a director of our company since February 2008. Ms. Denholm is currently Chief Financial Officer of Juniper Networks. Prior to joining Juniper Networks in August 2007, Ms. Denholm was employed at Sun Microsystems where she served as Senior Vice President, Corporate Strategic Planning. In that role, she was responsible for Sun’s corporate operating system, and the global sales and service administration function and she served as the leader of Sun’s business transformation initiative. Ms. Denholm joined Sun in 1996 and served in executive assignments that included Senior Vice President, Finance; Vice President and Corporate Controller (Chief Accounting Officer); Vice President, Finance; Service Division, Director, Shared Financial Services APAC and Controller, Australia/New Zealand. Prior to joining Sun, Ms. Denholm served at Toyota Motor Corporation Australia for seven years and at Arthur Andersen and Company for five years, in various finance assignments. Ms. Denholm is a Fellow of the Institute of Chartered Accountants of Australia and holds a Bachelors degree in Economics from the University of Sydney and a Masters of Commerce degree from the University of New South Wales.

Robert J. Finocchio, Jr. has been a director of our company since 1999. Mr. Finocchio served as Chairman of the Board of Informix Corporation, an information management software company, from August 1997 to September 2000. Since September 2000, Mr. Finocchio has been a dean’s executive professor at Santa Clara University’s Leavey School of Business. From July 1997 until July 1999, Mr. Finocchio served as President and Chief Executive Officer of Informix. From December 1988 until May 1997, Mr. Finocchio was employed with 3Com Corporation, a global data networking company, where he held various positions, most recently serving as President, 3Com Systems. Mr. Finocchio also serves as a director of Altera Corp. and Sun Microsystems. Mr. Finocchio is a Trustee of Santa Clara University. Mr. Finocchio holds a B.S. degree in Economics from Santa Clara University and an M.B.A. degree from the Harvard Business School.

Armas Clifford Markkula, Jr. is the founder of our company and has served as a director since 1988. He has been Vice Chairman of our Board of Directors since 1989. Mr. Markkula was Chairman of the Board of Apple Computer from January 1977 to May 1983 and from October 1993 to February 1996 and was a director from 1977 to 1997. A founder of Apple, he held a variety of positions there, including President/Chief Executive Officer and Vice President of Marketing. Prior to founding Apple, Mr. Markkula was with Intel Corporation as Marketing Manager, Fairchild Camera and Instrument Corporation as Marketing Manager in the Semiconductor Division, and Hughes Aircraft as a member of the technical staff in the company’s research and development laboratory. Mr. Markkula is a trustee of Santa Clara University. Mr. Markkula received B.S. and M.S. degrees in Electrical Engineering from the University of Southern California.

Robert R. Maxfield has been a director of our company since 1989. He was a co-founder of ROLM in 1969, and served as Executive Vice President and a director until ROLM’s merger with IBM in 1984.

Following the merger, he continued to serve as Vice President of ROLM until 1988. Since 1988, he has been a private investor. Dr. Maxfield was a venture partner with Kleiner, Perkins, Caufield & Byers, a venture capital firm, from 1989 to 1992. Dr. Maxfield received B.A. and B.S.E.E. degrees from Rice University, and M.S. and Ph.D. degrees in Electrical Engineering from Stanford University.

Richard M. Moley has been a director of our company since 1997. Since August 1997, Mr. Moley has been a private investor. From July 1996 to August 1997, he served as Senior Vice President, Wide Area Business Unit and as a director of Cisco Systems, following Cisco Systems’ purchase of StrataCom, where he was Chairman of the Board, Chief Executive Officer and President. Mr. Moley also serves as a director of Linear Technology. Mr. Moley received a B.S. degree in Electrical Engineering from Manchester University, an M.S. degree in Electrical Engineering from Stanford University and an M.B.A. degree from Santa Clara University.

Betsy Rafael has been a director of our company since November 2005. Since August 2007, Ms. Rafael has held the position of Vice President and Corporate Controller for Apple and was appointed to the additional role of Principal Accounting Executive in January 2008. From September 2006 to August 2007, Ms. Rafael held the position of Vice President, Corporate Finance for Cisco Systems. From April 2002 to September 2006, she served as Vice President, Corporate Controller and Principal Accounting Officer of Cisco Systems. From December 2000 to April 2002, Ms. Rafael was the Executive Vice President, Chief Financial Officer, and Chief Administrative Officer of Aspect Communications, Inc., a provider of customer relationship portals. From April 2000 to November 2000, Ms. Rafael was Senior Vice-President and CFO of Escalate Inc., an enterprise e-commerce application service provider. From 1994 to 2000, Ms. Rafael held a number of senior positions at Silicon Graphics, culminating her career at Silicon Graphics as Senior Vice President and Chief Financial Officer. Prior to SGI, Ms. Rafael held senior management positions in finance with Sun Microsystems and Apple Computer. Ms. Rafael began her career with Arthur Young & Company. Ms. Rafael received a B.S.C. degree in Accounting from Santa Clara University.

Larry W. Sonsini has been a director of our company since 1993. Mr. Sonsini serves as Chairman of the law firm of Wilson Sonsini Goodrich & Rosati, P.C., where he has practiced since 1966. Mr. Sonsini received an A.B. degree in Political Science and Economics and an L.L.B. degree from the University of California at Berkeley.

Class A Director Nominees

M. Kenneth Oshman

Larry W. Sonsini

Vote Required

Directors shall be elected by a plurality vote. The two Class A nominees for director receiving the highest number of affirmative votes of the shares entitled to be voted for them shall be elected as directors. Votes against, abstentions and broker non-votes have no legal effect on the election of directors due to the fact that such elections are by a plurality.

Board Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSED SLATE OF CLASS A DIRECTORS.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM

With authority granted by our Board of Directors, the Audit Committee of our Board of Directors has appointed KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2008, and our Board of Directors recommends that our stockholders vote “FOR” ratification of such appointment.

KPMG LLP was originally appointed as our independent registered public accounting firm on March 21, 2002, when we retained the firm to perform the annual audit of our financial statements for the fiscal year ending December 31, 2002. A representative of KPMG LLP is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions from our stockholders.

Audit and Non-Audit Fees

The following table sets forth fees for services KPMG LLP provided during fiscal years 2007 and 2006:

	2007	2006
Audit fees (1)	$914,000	$925,000
Audit-related fees	$—	$—
Tax fees	$—	$—
All other fees (2)	$45,814	$40,000

Total	$959,814	$965,000

(1)	Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements, advice on accounting matters that arose during the audit and audit services provided in connection with other statutory or regulatory filings. The audit fees for 2007 represent the amount billed to our company as of the date of this Proxy Statement.
(2)	Represents fees for consultation and due diligence assistance regarding acquisitions that we did not pursue.

Our Audit Committee has considered whether the non-audit services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP and has concluded that the independence of KPMG LLP is maintained and is not compromised by the services provided. In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by KPMG LLP. During fiscal year 2007, 100% of the services were pre-approved by the Audit Committee in accordance with this policy.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our Bylaws or other applicable legal requirement. However, our Board of Directors is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS AND MANAGEMENT

To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our common stock, as of February 29, 2008, for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our executive officers set forth in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown held by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes shares of common stock underlying options held by such person that are exercisable within 60 calendar days of February 29, 2008, but excludes shares of common stock underlying options held by any other person. Percentage of beneficial ownership is based on 40,810,133 shares of common stock outstanding as of February 29, 2008.

Name	Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders:
ENEL Investment Holding BV (1)	3,000,000	7.4%
Invesco Ltd. (2)	2,586,282	6.3%

Directors and Executive Officers:
M. Kenneth Oshman (3) (4)	5,760,481	13.9%
Armas Clifford Markkula, Jr. (4) (5)	1,822,038	4.5%
Beatrice Yormark (4) (6)	1,057,652	2.6%
Oliver R. Stanfield (4) (7)	865,821	2.1%
Frederik H. Bruggink (4)	443,443	1.1%
Robert R. Maxfield (4) (8)	380,137	*
Richard M. Moley (4)	205,589	*
Russell Harris (4)	144,537	*
Robert J. Finocchio, Jr. (4)	95,000	*
Larry W. Sonsini (4)	64,261	*
Robyn M. Denholm (4)	25,000	*
Betsy Rafael (4)	10,000	*
All directors and executive officers as a group (14 persons) (4)	11,196,142	26.0%

*	Less than 1%.
(1)	Affiliate of Enel S.p.A. Principal address is Viale Regina Margherita 137, Rome, Italy 00198.
(2)	The shares are held by PowerShares Capital Management Ireland LTD and PowerShares Capital Management LLC, subsidiaries of Invesco Ltd. (“Invesco”), as disclosed in a Schedule 13G/A filed by Invesco with the SEC on February 13, 2008. The address of Invesco is 1360 Peachtree Street NE, Atlanta, GA 30309.

(3)	Mr. Oshman’s principal address is c/o Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126. Includes (i) 3,543,434 shares held by M. Kenneth Oshman and Barbara S. Oshman, Trustees of the Oshman Trust dated July 10, 1979, (ii) 175,706 shares held by M. Kenneth Oshman, Trustee of the M. Kenneth Oshman Annuity Trust II dated February 15, 2007, (iii) 175,706 shares held by M. Kenneth Oshman, Trustee of the Barbara S. Oshman Annuity Trust II dated February 15, 2007, (iv) 299,072 shares held by M. Kenneth Oshman, Trustee of the M. Kenneth Oshman 2008 Annuity Trust dated February 19, 2008, (v) 299,072 shares held by M. Kenneth Oshman, Trustee of the Barbara S. Oshman 2008 Annuity Trust dated February 19, 2008, and (vi) 488,428 shares held by O-S Ventures, of which Mr. Oshman is general partner.
(4)	Includes, for the applicable director or executive officer, the following shares exercisable within 60 days of February 29, 2008 upon the exercise of options and/or stock settled stock appreciation rights, or SARs. The number of shares issued upon the exercise of SARs will be reduced at the time of exercise by (i) a number of shares sufficient to cover the grant price times the number of shares with respect to which the SAR is being exercised plus (ii) a number of shares sufficient to cover the amount of certain minimum withholding taxes due at the time of exercise. The number of shares withheld to cover the grant price and withholding taxes will be calculated based on the fair market value of our common stock on the date of exercise.

	Options	SARs
• M. Kenneth Oshman	765,000	14,063
• Armas Clifford Markkula, Jr.	50,000	0
• Beatrice Yormark	255,000	9,375
• Oliver R. Stanfield	255,000	9,375
• Frederik H. Bruggink	207,500	6,563
• Robert R. Maxfield	30,000	0
• Richard M. Moley	50,000	0
• Russell Harris	133,603	6,563
• Robert J. Finocchio, Jr.	50,000	0
• Larry W. Sonsini	50,000	0
• Robyn M. Denholm	25,000	0
• Betsy Rafael	10,000	0
• All directors and executive officers as a group	2,160,685	59,065

(5)	Includes 1,635,110 shares held by Armas Clifford Markkula, Jr. and Linda Kathryn Markkula, Trustees of the Restated Arlin Trust Dated December 12, 1990, and 136,928 shares held by the Markkula Family Limited Partnership. Mr. Markkula and his spouse disclaim beneficial ownership of all but 27,500 of the shares held by the Markkula Family Limited Partnership.
(6)	Includes 793,277 shares held by Justin C. Walker and Beatrice Yormark, Trustees of the Walker-Yormark Family Trust Dated October 2, 1992.
(7)	Includes 530,596 shares by held by Oliver Rueben Stanfield and Janet Helen Stanfield, Trustees of the Stanfield Family Trust UDT dated February 2, 2001, and 250 shares held by Mr. Stanfield’s spouse.
(8)	Includes 350,137 shares held by Robert R. Maxfield, Trustee UA DTD 12/14/87.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

Overview of Compensation Program and Philosophy

Our executive compensation programs are designed to meet the following objectives:

•	Attract and retain highly qualified executives with a view to the competitive nature of the marketplace in the Silicon Valley and other areas in which we may seek executive talent;

•

Provide an executive compensation structure that is not only competitive in our geographic and industry areas, but is internally equitable and consistent based on the level of responsibilities for each executive position;

•	Motivate our executives to perform to the best of their abilities; and

•	Align the interests of our executives with those of our stockholders by linking our financial and operating results to compensation paid to executive officers.

These objectives fit within our overall compensation philosophy by helping to continuously improve our company’s performance, secure the future potential of our business, enhance stockholder value, provide proper compliance with regulatory and related requirements, and create a cohesive executive team.

To meet these objectives, we have implemented an executive compensation program based on the following policies:

•	Pay cash compensation in the form of executive base pay that is competitive with the practices of other leading high technology companies in our area; and

•	Pay for performance:

•

by providing long-term, significant incentives in the form of equity compensation awards, which include stock options, performance shares (also referred to as “restricted stock units”), and/or stock appreciation rights (also referred to as “SARs”), in order to retain those individuals with the leadership abilities necessary to increase long-term stockholder value; and

•	through a management bonus plan that is based upon our company’s strategic business or operating objectives.

The Compensation Committee is responsible for ensuring compliance with these objectives and policies. Accordingly, the Compensation Committee reviews and approves our company’s annual compensation arrangements with our executive officers, including annual base salary, annual incentive bonus, equity compensation, and other benefits or compensation. In performing these duties, the Compensation Committee obtains the assistance of compensation consultants from time to time, is supported by our Human Resources Department, and receives input from our executive management.

Our executive team is currently comprised of the following individuals:

Title	Name
Chief Executive Officer:	M. Kenneth Oshman

President and Chief Operating Officer:	Beatrice Yormark

Executive Vice President and Chief Financial Officer:	Oliver R. Stanfield

Senior Vice President and General Counsel:	Kathleen B. Bloch

Senior Vice President – General Manager/Service Provider Group:	Frederik H. Bruggink

Senior Vice President of Operations and Hardware Engineering:	Russell Harris

Senior Vice President of Sales and Marketing:	Anders Axelsson

Throughout this proxy statement, our executive team is referred to as the “executive officers” and includes our “Named Executive Officers.”

Role of our Compensation Committee

Our Compensation Committee approves, administers and interprets our executive compensation and benefits plans and policies, including our stockholder-approved Amended and Restated 1997 Stock Plan. Our Compensation Committee is appointed by our Board of Directors, and consists entirely of directors who are independent for purposes of the listing standards of the Nasdaq Stock Market, “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The members of our Compensation Committee are Armas Clifford Markkula, Jr., Robert R. Maxfield and Richard M. Moley, and the Committee is chaired by Mr. Maxfield. Our Compensation Committee operates under a written charter adopted by our Board of Directors which is available at the Investor Relations section of our website at www.echelon.com. The Compensation Committee held three meetings during 2007.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer and Chief Operating Officer review the performance of each other officer, including the Named Executive Officers (with our Chief Executive Officer reviewing the performance of our Chief Operating Officer), and present their findings to our Compensation Committee, together with recommendations for compensation structures applicable to the subject year. The Compensation Committee alone or in consultation with the full Board of Directors reviews our Chief Executive Officer’s performance. The Compensation Committee considers these findings and recommendations, but makes its own final determinations. This review process is generally conducted twice each year: first, in advance of annual salary adjustments and the adoption of the annual management bonus program described below, and second, in connection with the annual equity compensation award.

Role of Compensation Consultants and Benchmarking

The Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities. For example, in 2006, the Compensation Committee engaged Compensia, a management compensation consulting firm, regarding key trends and observations for executive equity compensation practices by peer companies. This independent compensation consultant did not provide any other services to our company and received compensation only with respect to the services provided to the Compensation Committee. The Committee did not engage an independent consultant in 2007.

Each year, our company and the Compensation Committee use benchmarking to assess the competitiveness of the compensation of our officers in light of the compensation offered to executives at other companies. These peer companies are not limited to competitors, given the complex nature of our company’s business and the geographic locations in which we compete for talent. In 2007, the Compensation Committee relied on data from AON Radford Surveys + Consulting and salary.com. Generally, with respect to the Radford data, the Compensation Committee considered companies in Northern California, in peer groups defined as the “software and networking industry” and the “electronics, electronic equipment and semiconductor industry,” with revenue of between $200 million and $500 million and between $500 million and $1.0 billion. While these revenue ranges are greater than the Company’s revenue for 2006 or 2007, the Compensation Committee considered that we compete for talent with larger companies. The Compensation Committee also reviewed international data provided by the Radford survey, where appropriate. In the salary.com survey data, the Committee also drew from data for the San Jose, California area and the energy and utility industry.

The following companies were included in the relevant peer groups:

Ariba	Eclipsys	Openwave

BEA Systems	Extreme Networks	Salesforce.com

Brocade Communications	Foundry Networks	Synopsis

Business Objects	Informatica	Tivo

Cadence Design Systems	Interwoven	Ubisoft

Dolby Laboratories	Macrovisision	Wind River Systems

The overall competitive data presented included base salary and formal incentive compensation in the 25th, 50th and 75th percentile and average compensation information. We generally target salaries to be in approximately the 75th percentile of peer group companies, although other factors, such as individual performance, experience and responsibilities; maintaining internal consistency of compensation for similarly situated officers; and company performance, are also important.

Elements of Compensation

Our executive officers’ compensation, as is the case with all of our officers, has three primary components:

•	Base salary;

•	Participation in the management bonus plan; and

•	Participation in the annual equity compensation award.

In addition, we provide our executive officers with employee benefits that are generally available to all salaried employees in the geographical location in which they are based. We do not provide pension arrangements, post-termination payments, deferred compensation or other similar benefits to our executive officers, except that in the case of our Senior Vice President–General Manager/Service Provider Group, who is employed by our Netherlands subsidiary, we provide termination and pension payments as mandated by Dutch law.

We believe that this combination of elements provides an appropriate mix of fixed and variable pay, balances short-term operational performance with long-term stockholder value, and is conducive to executive recruitment and retention.

Base Salaries

Base salaries are designed to compensate our Named Executive Officers for services rendered during the year, and to meet competitive norms and reward performance on an annual basis. As outlined above under “Role of Compensation Consultants and Benchmarking,” we rely on data from the Radford survey and salary.com, as well as general market sources, to keep our base salaries competitive when compared to the noted peer companies.

Salaries are reviewed each year in light of individual performance. The Compensation Committee and management also give significant weight to each officer’s salary as it compares to that of other officers on our executive team, as well as to our company’s overall financial and operating results. During 2007, our company continued to invest in our Networked Energy Services (NES) products and, as projected by management, we realized a net loss for the fiscal year ended December 31, 2007. As a result, after considering the projected financial performance of our company at the time, and taking into account the recommendations of our Chief Executive Officer and Chief Operating Officer, the Compensation Committee determined generally to limit salary increases for our officers, including our executive officers, to an increase of 4.0% from 2006 to 2007. The Compensation Committee also met in December 2007 to consider salaries for our officers, including our executive officers for 2008. The Compensation Committee limited base salary increases from 2007 to 2008 to between 2.98% and 6.00%, with most increases in the 3.0% range.

Management Bonus Plan

We have a management bonus plan that is intended to motivate key members of management, including our executive officers, to perform well and achieve important company objectives. The amount of the management bonus is determined based on each manager’s expected contribution to the overall outcome of our company’s performance objectives, and also reflects market conditions. Under the terms of the management bonus plan, the management bonus may be paid in cash or other forms of compensation, including performance shares, and vesting requirements may be imposed, as determined by our Compensation Committee in its discretion.

After reviewing the recommendations of our Chief Executive Officer and Chief Operating Officer, the Compensation Committee selects which of our employees (and employees of our subsidiaries) will be eligible to receive awards under the management bonus plan. The actual number of employees who will be eligible to receive an award under the bonus plan in any year cannot be determined in advance because the Compensation Committee has the discretion to select the participants. However, it is expected that approximately 20 employees would participate in the bonus plan in any year, for each performance period. For 2007, 18 employees were eligible to participate in the management bonus plan. For 2008, we expect that 16 employees will be eligible to participate in the management bonus plan. The Compensation Committee generally will assign a target award and one or more goals that must be achieved before an award will actually be paid to a participant. The award may be expressed as a percentage of the participant’s salary, or may be designated as a dollar amount or based on some other metric as determined by the Compensation Committee. Performance metrics might include cash position, earnings per share, individual objectives, net income, operating cash flow, operating income, return on assets, return on equity, revenue, total stockholder return, or other metrics.

The management bonus plan was approved by our stockholders in May 2004. Our Board of Directors may amend or terminate the management bonus plan at any time and for any reason. Any such amendment will be submitted for stockholder approval to maintain the bonus plan’s compliance with Section 162(m) of the Internal Revenue Code. Section 162(m) limits the tax deductibility by a corporation of compensation in excess of $1.0 million paid to its chief executive officer and its four other most highly compensated executive officers. However, compensation that qualifies as “performance based” is excluded from the $1.0 million limit if, among other requirements, the compensation in payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s stockholders. We intend to maintain the eligibility of our management bonus plan as providing “performance based” compensation under Section 162(m).

At the end of 2006, as we were considering the bonus plan for 2007, we anticipated that the company would incur a loss for the full year 2007. As a result, management recommended and the Compensation Committee determined that it would be in the best interests of our company and our stockholders to continue to conserve our cash by paying a bonus for officers in performance shares rather than cash in 2007. The Compensation Committee also determined that it was important to motivate our executive officers and other officers to return our company’s financial performance to long-term profitability. As with the 2006 bonus program, the Compensation Committee determined that the overall amount of the non-cash bonus paid to each manager should be less than an amount that it might determine to pay in cash if our company were then expected to have a profitable year.

To accomplish this goal, the Compensation Committee approved a management bonus plan for 2007 that established individual management bonus amounts. Under the bonus plan, each officer, including each executive officer, was contingently granted a right to receive performance shares in an amount equal to 75% of each officer’s individual bonus amount, divided by the $8.85 per share closing price of our common stock on the February 8, 2007 grant date. The Committee also imposed a company performance requirement as a prerequisite to the issuance of the performance shares, such that within three years from the date of grant, our company must achieve at least two consecutive quarters of profitability, calculated on a non-GAAP basis excluding equity compensation and extraordinary expense. As of December 31, 2007, the performance requirement had not been achieved. If the performance criterion is met and the performance shares are issued, we will withhold from each officer a portion of the performance shares that have an aggregate market value sufficient to pay the minimum federal, state and local income and other applicable taxes required to be withheld by our company. This mandatory “net issuance” of performance shares will result in less dilution to our stockholders than if the full number of shares were withheld and then a portion of the shares were sold to pay such tax obligations. If the performance criterion is not met during that three year period, then the performance shares will not vest and will automatically be returned to our 1997 Stock Plan.

At the end of 2007, the Compensation Committee also established the management bonus plan for 2008. As with the 2007 bonus plan, the Compensation Committee established individual management bonus amounts for, each officer, including each executive officer. Each officer was contingently granted a right to receive performance shares in an amount equal to 75% of his or her individual bonus amount, divided by the $13.32 per share closing price of Echelon’s common stock on February 11, 2008. The issuance of the shares of our common stock underlying the performance shares is subject to requirements tied to operating income for the fiscal year ending 2008 and, in some cases, to the amount of certain reported revenue for the fiscal year ending 2008. If the performance criteria are met, the performance shares will be issued on a “net issuance” basis; that is, net of applicable withholding and other taxes. If none of the performance criteria is met for the fiscal year, then the performance shares will not vest and will automatically be returned to the 1997 Stock Plan.

We expect that in future years, as we project that our company will achieve profitability, the Compensation Committee will continue to consider imposing specific financial performance metrics under the management bonus plan.

Amended and Restated 1997 Stock Plan

The Amended and Restated 1997 Stock Plan was approved by our stockholders at our 2004 annual meeting. It provides for the grant of the following types of incentive awards:

•	Stock options,

•	Stock purchase rights,

•	Stock appreciation rights, and

•	Performance units and performance shares.

The 1997 Stock Plan allows for awards to be made to employees, directors and consultants who provide services to Echelon and its subsidiaries. Options may be granted as either nonqualified stock options or incentive stock options under the 1997 Stock Plan and generally must be exercised within three months following a service provider’s termination other than for death or disability. Stock appreciation rights may be granted alone or in tandem with stock options. A stock appreciation right is the right to receive the appreciation in fair market value of common stock between the exercise date and the date of grant, and the appreciation may be paid by our company in either the form of cash or shares of our common stock. Following a participant’s termination from our company, he or she will only be able to exercise the vested portion of the stock appreciation right for the period of time stated in the award agreement, which is generally one month following termination other than for death or disability. Stock purchase rights are awarded pursuant to agreements that grant our company the right to repurchase shares granted to a participant that remain subject to a restriction upon termination of the participant’s service with our company for any reason. The restrictions on vesting may be whatever our company determines to be appropriate, including specific performance goals. Performance units and performance shares are awards that will result in payment to a participant only if specified performance goals or other vesting criteria are met or the awards otherwise vest. Performance units have a dollar value established by our company on the date of grant and performance shares have an initial value equal to the fair market value of a share of our common stock on the date of grant.

As of February 29, 2008, a total of 16,070,072 shares of our common stock were reserved for issuance under the 1997 Stock Plan, with 6,791,340 of such shares subject to outstanding awards granted under the 1997 Stock Plan and 9,278,732 of such shares remaining available for new awards to be granted in the future.

Long-Term Equity Incentive Compensation, including Grant Guidelines

Our Compensation Committee regularly monitors the environment in which we operate and makes changes to our equity compensation program to help us meet our goals, including achieving long-term stockholder value. We use various forms of equity compensation to motivate and reward long-term performance and encourage our employees to participate in the ownership of our company. We have granted awards based on options, stock appreciation rights, or SARs, and performance shares, each of which carries a vesting requirement.

Our Compensation Committee is empowered by our Board of Directors and the provisions of our 1997 Stock Plan to grant awards under the Plan. In addition, our Board of Directors has delegated to a “stock option committee” comprised solely of our Chief Executive Officer a limited power to make equity compensation awards. In his “stock option committee” capacity, our Chief Executive Officer is empowered to grant stock options, performance shares and/or SARs under our 1997 Stock Plan, only to non-executive officer employees of our company, up to a maximum of 25,000 shares per employee per year and an aggregate limit of 250,000 shares per year. Any equity compensation awards to any executive officer or to any employee in excess of 25,000 shares in any year or in excess of the 250,000 share aggregate limit must be approved by the Compensation Committee or the Board of Directors.

In 2007, our Board of Directors and Compensation Committee adopted general equity compensation grant guidelines regarding the timing of granting equity compensation awards to company employees, including executive officers. The guidelines provide that while we intend to follow the timing guidelines to the extent possible, the Board of Directors, the Compensation Committee or the stock option committee may issue equity compensation grants at a different time if doing so would be in the best interests of our company, our stockholders and our employees.

The equity compensation grant guidelines provide that awards will generally be granted on the 10th day of the calendar month (or the next business day, if the 10th day is not a business day). The grant date of the award will be the date that the share price (determined as the closing price for our company’s common stock on the Nasdaq Stock Market) and vesting date are set. Awards may be approved in advance of the grant date for that month. Award approvals by the Compensation Committee generally will be made at an in-person or telephonic committee meeting. If an award is approved by unanimous written consent, the effective date of such written consent will be the date the last signature is obtained.

The guidelines apply to awards for both new and existing employees, including executive officers. The grant date for new employees will generally be the 10th day of the month following the date the award is approved, provided that the grant date cannot be prior to the employee’s first day of employment. The guidelines provide that, in the case of the annual equity compensation award to all or any subset of existing employees, the grant date will be the date of our company’s annual meeting of stockholders for such year. In the case of awards to executive officers (including the annual award), if our company’s “insider trading window” is not then open, then the grant date shall be the day the insider trading window next opens.

Because the guidelines were adopted in 2007, after the date of our annual stockholders’ meeting but before the annual grant to employees was made, the guidelines provided that the annual grant in 2007 would be made as of a date selected by the Compensation Committee. The annual grant was approved by the Compensation Committee in August 2007, with a grant date of September 10, 2007. The insider trading window was open on that date. Since the guidelines were adopted in August 2007, no exceptions to the formula for calculating the grant date of an award have been made.

The Compensation Committee has not granted, nor does it intend in the future to grant, equity compensation awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, our Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on equity award grant dates.

Form of Equity Compensation Awards

On an annual basis, our Compensation Committee approves an annual equity compensation award to our employees, including our executive officers, under our 1997 Stock Plan. We intend that equity awards granted under our 1997 Stock Plan will offer long-term incentives to our employees to remain with our company and continue to perform well, and will reward each of our employees, including our executive officers, by participating in our company’s success. We regard our equity award program as an important tool for retaining and motivating our employees.

Historically, we granted equity awards to our employees in the form of stock options. However, because of the evolution of the accounting treatment of certain types of awards, particularly as a result of SFAS 123R, Share Based Payment, which requires a company to recognize as an expense the fair value of stock options and other stock-based compensation granted to employees, our Compensation Committee has determined that it is in the best interests of our stockholders to consider issuing forms of equity compensation other than stock options in order to limit to the extent possible the amount of compensation expense our company must record and the resulting negative impact on our earnings and earnings per share.

In 2006, the Compensation Committee reviewed recommendations presented by management, and also consulted with Compensia, the independent management compensation consulting firm that it had retained, regarding key trends and observations for equity compensation practices by peer companies. After reviewing these recommendations and trends, the Compensation Committee elected to grant equity compensation awards in an overall amount that was reduced from the 2005 stock option grant. In addition, the 2006 award did not consist of stock options, but rather consisted of two components: (i) stock appreciation rights, or SARs, and (ii) performance shares. In 2007, the Compensation Committee continued this practice and granted SARs and performance shares in lieu of stock options as part of the annual equity compensation award to our employees.

Each SAR entitles the employee to exercise the SAR in exchange for shares of our common stock, less applicable withholding tax obligations, determined by (1) multiplying (A) the difference between the fair market value of a share of our common stock on the date of exercise over the stated exercise price of the SAR, times (B) the number of shares with respect to which the SAR is exercised; and (2) dividing the product of (A) and (B) by the fair market value of a share of our common stock on the date of exercise. Thus, as with stock options, employees are able to profit from SARs only if our stock price increases in value over the SAR’s stated exercise price. We believe that the use of these stock-settled SARs will provide our company with an appropriate employee retention and motivation tool, but will result in considerably less dilution to our stockholders than if we issued stock options or did not mandate a “net exercise.”

We also believe that the use of performance shares provides a more predictable value to employees than stock options, and therefore they are an efficient tool to retain and motivate employees, while also serving as an incentive to increase the value of our common stock. Performance shares also may be efficient with respect to the use of our 1997 Stock Plan share reserves because, as explained below, we believe that fewer performance shares are needed to provide a retention and incentive value similar to stock options.

In 2007, the amount of the equity compensation award to each employee, including each executive officer, was determined based on information obtained from management (and in the case of our Chief Executive Officer, the Board of Directors), with a view to motivating the employee to perform well, while meeting internal and external competitive norms. In 2007, the Compensation Committee allocated to each executive officer a dollar amount of equity compensation that was deemed appropriate based on the information and recommendations obtained by the Compensation Committee. For each executive officer, half of that allocated amount (the “SAR amount”) was then granted in SARs, determined by dividing the SAR amount by the fair market value of our common stock on the date of grant. The balance of each executive officer’s award amount was allocated to performance shares on a three-to-one ratio, so that the executive would receive only one third of the number of performance shares when compared to SARs. While both SARs and performance shares are subject to vesting over a four-year period, the Compensation Committee realized that performance shares retain value even if the market price of our common stock at the time the shares are issued is less than the market price at the time of grant. Thus, as with grants made in 2006, the Compensation Committee determined that for 2007, it would be appropriate to grant performance shares on a pro rated basis when compared with SARs.

In 2007, no special retention grants were made to any of our company’s officers.

Stock Ownership Guidelines

In 2007, our Board of Directors determined that our directors and executive officers should own and hold common stock of our company to further align their interests and actions with the interests of our stockholders. Accordingly, our Board has adopted stock ownership guidelines applicable to our directors and executive officers. The guidelines provide that directors who are not also officers of our company are expected to own and hold common stock of our company with a minimum of value of $100,000. In addition, the following guidelines apply to our executive officers:

Position	Minimum Ownership Guideline
CEO:	Shares equal to 5 times base salary

President, COO, CFO:	Shares equal to 3 times base salary

Senior Vice President:	Lesser of 20,000 shares or shares with a value equal to one times base salary

Company common stock that will count towards satisfying the guidelines includes :

•

Shares owned outright by the director or officer and his or her immediate family members who share the same household, whether held individually or jointly, and shares held in trust where the director or officer is the beneficial owner;

•	Shares owned outright and resulting from the exercise of stock options or SARs; and

•	Shares purchased in the open market.

Existing directors and officers are expected to achieve the specified stock ownership level within five years after the August 2007 adoption date of the guidelines. New directors or officers are expected to meet the specified stock ownership with five years from the date of their appointment. Currently, five of seven non-employee directors, six of eight executive officers and four of five Named Executive Officers exceed these ownership guidelines.

Generally Available Benefits and Other Programs

We also offer a number of other benefits to our employees, including our executive officers, including medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, wellness programs, educational assistance, and employee assistance programs. We also maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Our company does not offer matching for 401(k) Plan contributions, nor does our company offer a pension program, except as mandated by local laws.

We believe that the availability of these benefits programs generally enhances employee productivity and loyalty to our company. The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, and enhanced health and productivity. These generally available benefits typically do not specifically factor into decisions regarding an individual executive’s total compensation or equity award package.

Mr. Oshman, our Chief Executive Officer, from time to time uses private air travel services for company business for himself and any employees that accompany him. We reimburse Mr. Oshman for the cost of first class commercial air travel services, which net outlays have not been material.

Chief Executive Officer Compensation for 2007

The Compensation Committee, in consultation with our Board of Directors, sets our Chief Executive Officer’s compensation in accordance with the foregoing principles. As in past years, for 2007 and continuing in 2008, our Chief Executive Officer received a low salary when compared to other officers of our company and chief executive officers of our peer companies. However, the Compensation Committee has determined that in the case of Mr. Oshman, weighing our Chief Executive Officer’s compensation very heavily towards equity compensation is an appropriate method to continue to align his interests with our company’s long-term goals and the interests of our stockholders.

Employment Arrangements

Generally, none of our executive officers is subject to an employment or comparable agreement. However, our Senior Vice President–General Manager/Service Provider Group, Fredrick H. Bruggink, is the subject of an employment agreement in accordance with Dutch law with our Netherlands subsidiary, Echelon BV. Under Dutch law, if Mr. Bruggink’s employment is terminated unilaterally by our company prior to the Dutch statutory retirement age, a severance payment, which is typically paid in a lump sum, will be calculated as the product of (A) the number of the employee’s years of employment (provided that when the employee is between 40 and 50 years of age, each year is considered as 1.5 employment years, and when the employee is above 50 years of age, each year is considered as two employment years,) multiplied by (B) the employee’s average gross monthly earnings (fixed salary including holiday allowance) over a certain immediately preceding period (typically one year), and multiplied by (C) a factor between 0 and 2 (which is normally 1) based on the employee’s perceived “culpability” for the termination. Under Dutch law, the period in clause (B) and the factor in clause (C) are to be mutually agreed by the employer and the employee, provided that if agreement is not reached, then the issues will be submitted to the Director of the Centre of Labor & Income or the Cantonal Court (Kantongerecht) in the Netherlands.

In addition, our Senior Vice President and General Counsel, Kathleen B. Bloch, is the subject of an agreement that provides that in the event our company is acquired or otherwise the subject of a change in control merger (meaning a merger of our company into another corporation or the sale of substantially all of the assets of our company) and her employment is either involuntarily terminated or she is not named to a comparable position in the successor company, then any then-unvested stock options issued to her during her first four years of employment with our company (which four year period ended in February 2007) will vest at the time of the change in control.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that Echelon specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2007. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Echelon’s Proxy Statement for its 2008 Annual Meeting of Stockholders.

This report is submitted by the Compensation Committee of the Board of Directors of Echelon.

Armas Clifford Markkula, Jr.

Robert R. Maxfield, Chairman

Richard M. Moley

Summary Compensation Table

The following table shows compensation information for the fiscal years ended December 31, 2007 and December 31, 2006 for the named executive officers (the “Named Executive Officers”):

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Grants ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
M. Kenneth Oshman Chairman of the Board and Chief Executive Officer	2007	105,000	—		323,847	332,927	—	—		761,774
	2006	100,000	—		272,515	235,978	—	—		608,493

Oliver R. Stanfield Executive Vice President & Chief Financial Officer	2007	345,000	—		156,815	175,865	—	—		677,680
	2006	329,583	—		118,276	84,003	—	—		531,862

Frederik H. Bruggink (2) Senior Vice President and General Manager - Service Provider Group	2007	417,809	—		125,917	137,153	—	45,511	(3)	726,390
	2006	363,374	24,028	(4)	71,374	58,802	—	41,429	(5)	559,007

Beatrice Yormark President and Chief Operating Office	2007	345,000	—		160,161	175,865	—	—		681,026
	2006	329,583	—		118,276	84,003	—	—		531,862

Russell Harris Senior Vice President of Operations	2007	330,000	—		107,031	137,153	—	—		574,184
	2006	313,750	—		75,574	58,802	—	—		448,126

(1)	Reflects the dollar amount recognized for financial statement reporting purposes (disregarding an estimate of forfeitures) for the applicable fiscal year, in accordance with SFAS 123R, and thus may include amounts for awards granted in and prior to the applicable fiscal year. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 17, 2008. These amounts do not correspond to the actual value that will be recognized by the Named Executive Officers.
(2)	Mr. Bruggink’s compensation consisting of salary, bonus, and amounts included in “All Other Compensation” was paid in euros. Translation of compensation into U.S. dollars is made using the exchange rate in effect on the date of payment.
(3)	Includes €23,040 (approximately $31,618) contribution to private pension plan and car allowance of €9,650 (approximately $13,893).
(4)	This bonus payment was granted by our Board of Directors to Mr. Bruggink in recognition of his contributions to our NES business in fiscal 2005.
(5)	Includes €9,650 (approximately $12,508) contribution to private pension plan and car allowance of €23,040 (approximately $28,921). Does not include €863 (approximately $1,060) paid in the fiscal year ended December 31, 2006 and earned in the fiscal year ended December 31, 2005.

Grants of Plan-Based Awards in 2007

The following table presents information concerning each grant of an award made to a Named Executive Officer in fiscal 2007 under any plan. All awards were granted under our 1997 Stock Plan.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Shares of Stock or Units (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
M. Kenneth Oshman	02/08/2007	12/15/2006	—	—	—	—	35,593	—	—	—	—	8.85	314,998
	09/10/2007	08/16/2007	—	—	—	—	—	—	18,750	—	—	27.80	521,250
	09/10/2007	08/16/2007	—	—	—	—	—	—	—	56,250	27.80	27.80	700,252

Oliver R. Stanfield	02/08/2007	12/15/2006	—	—	—	—	9,322	—	—	—	—	8.85	82,500
	09/10/2007	08/16/2007	—	—	—	—	—	—	12,500	—	—	27.80	347,500
	09/10/2007	08/16/2007	—	—	—	—	—	—	—	37,500	27.80	27.80	466,837

Frederik H. Bruggink	02/08/2007	12/15/2006	—	—	—	—	8,284	—	—	—	—	8.85	73,313
	09/10/2007	08/16/2007	—	—	—	—	—	—	11,250	—	—	27.80	312,750
	09/10/2007	08/16/2007	—	—	—	—	—	—	—	33,750	27.80	27.80	420,151

Beatrice Yormark	02/08/2007	12/15/2006	—	—	—	—	10,593	—	—	—	—	8.85	93,748
	09/10/2007	08/16/2007	—	—	—	—	—	—	12,500	—	—	27.80	347,500
	09/10/2007	08/16/2007	—	—	—	—	—	—	—	37,500	27.80	27.80	466,837

Russell Harris	02/08/2007	12/15/2006	—	—	—	—	5,932	—	—	—	—	8.85	52,498
	09/10/2007	08/16/2007	—	—	—	—	—	—	11,250	—	—	27.80	312,750
	09/10/2007	08/16/2007	—	—	—	—	—	—	—	33,750	27.80	27.80	420,151

(1)	The target amounts shown reflect estimated payouts pursuant to performance share grants, the vesting of which is subject to specific performance requirements of our company. The performance requirement is such that within three years from the date of grant, we must have achieved (calculated as of the date of announcement of our quarterly earnings) at least two consecutive quarters of profitability, calculated on a non-GAAP basis excluding equity compensation or any other extraordinary expense, as reasonable determined by the Compensation Committee of our Board of Directors. If the performance requirement is met, then all of the shares will be issued, subject to such executive officer continuing to be employed by our company as of the end of the second consecutive quarter of profitability. If the performance requirement is not met during the three-year period, then the performance shares granted will not vest and will be returned to our 1997 Stock Plan. If all or substantially all of our stock or assets are acquired, then the performance requirement will automatically be eliminated and the performance shares shall vest.
(2)	The amounts shown reflect performance share grants under our 1997 Stock Plan. Such grants vest as to one-fourth of the shares on September 10, 2008 and each yearly anniversary thereafter.
(3)	The amounts shown reflect grants of stock appreciation rights under our 1997 Stock Plan. Such grants vest as to one-fourth of the shares on September 10, 2008 and each yearly anniversary thereafter.
(4)	Reflects the grant date fair value of each equity award computed in accordance with SFAS 123R (disregarding an estimate of forfeitures). The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the SEC on March 17, 2008. These amounts do not correspond to the actual value that will be recognized by the Named Executive Officers.

Outstanding Equity Awards at 2007 Fiscal Year-End

The table below shows all outstanding equity awards held by the Named Executive Officers at the end of our fiscal year ended December 31, 2007. All awards were granted under our 1997 Stock Plan.

	Option Awards								Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)
		Exercisable		Unexercisable
M. Kenneth Oshman	02/23/2001	250,000	(1)	—		—	16.69	02/23/2011	—		—	—		—
	02/22/2002	200,000	(1)	—		—	16.35	02/22/2012	—		—	—		—
	05/21/2003	120,000	(1)	—		—	12.91	05/21/2008	—		—	—		—
	03/17/2004	120,000	(1)	—		—	10.89	03/17/2009	—		—	—		—
	08/15/2005	75,000	(2)	75,000	(2)	—	8.19	08/15/2010	—		—	—		—
	10/31/2006	14,063	(3)	42,187	(3)	—	8.43	10/31/2011	—		—	—		—
	09/10/2007	—		56,250	(4)	—	27.80	09/10/2012	—		—	—		—
	02/01/2006	—		—		—	—	—	33,259	(6)	686,466	—		—
	09/10/2007	—		—		—	—	—	18,750	(7)	387,000	—		—
	10/31/2006	—		—		—	—	—	—		—	18,750	(8)	387,000
	02/08/2007	—		—		—	—	—	—		—	35,593	(9)	734,640

Oliver R. Stanfield	04/10/2001	2	(1)	—		—	11.61	04/10/2011	—		—	—		—
	04/10/2001	49,998	(1)	—		—	11.61	04/10/2011	—		—	—		—
	02/22/2002	100,000	(1)	—		—	16.35	02/22/2012	—		—	—		—
	03/17/2004	80,000	(1)	—		—	10.89	03/17/2009	—		—	—		—
	08/15/2005	25,000	(2)	25,000	(2)	—	8.19	08/15/2010	—		—	—		—
	10/31/2006	9,375	(3)	28,125	(3)	—	8.43	10/31/2011	—		—	—		—
	09/10/2007	—		37,500	(4)	—	27.80	09/10/2012	—		—	—		—
	08/15/2005	—		—		—	—	—	8,333	(10)	171,993	—		—
	02/01/2006	—		—		—	—	—	9,977	(6)	205,925	—		—
	09/10/2007	—		—		—	—	—	12,500	(7)	258,000	—		—
	10/31/2006	—		—		—	—	—	—		—	12,500	(8)	258,000
	02/08/2007	—		—		—	—	—	—		—	9,322	(9)	192,406

	Option Awards								Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)				Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)
Frederik H. Bruggink	04/10/2001	30,006	(11)	—		—	11.61	04/10/2011	—		—	—		—
	04/10/2001	19,994	(11)	—		—	11.61	04/10/2011	—		—	—		—
	02/22/2002	3,157	(12)	—		—	16.35	02/22/2012	—		—	—		—
	02/22/2002	56,843	(12)	—		—	16.35	02/22/2012	—		—	—		—
	09/20/2002	20,000	(12)	—		—	10.52	09/20/2012	—		—	—		—
	03/17/2004	60,000	(12)	—		—	10.89	03/17/2009	—		—	—		—
	08/15/2005	35,000	(13)	—		—	8.19	08/15/2010	—		—	—		—
	10/31/2006	6,563	(3)	19,687	(3)	—	8.43	10/31/2011	—		—	—		—
	09/10/2007	—		33,750	(4)	—	27.80	09/10/2012	—		—	—		—
	08/15/2005	—		—		—	—	—	5,833	(14)	120,393	—		—
	02/01/2006	—		—		—	—	—	8,377	(6)	172,901	—		—
	10/31/2006	—		—		—	—	—	6,562	(15)	135,440	—		—
	09/10/2007	—		—		—	—	—	11,250	(7)	232,200	—		—
	02/08/2007	—		—		—	—	—	—		—	8,284	(9)	170,982

Beatrice Yormark	04/10/2001	2	(1)	—		—	11.61	04/10/2011	—		—	—		—
	04/10/2001	49,998	(1)	—		—	11.61	04/10/2011	—		—	—		—
	02/22/2002	100,000	(1)	—		—	16.35	02/22/2012	—		—	—		—
	03/17/2004	80,000	(1)	—		—	10.89	03/17/2009	—		—	—		—
	08/15/2005	25,000	(2)	25,000	(2)	—	8.19	08/15/2010	—		—	—		—
	10/31/2006	9,375	(3)	28,125	(3)	—	8.43	10/31/2011	—		—	—		—
	08/15/2005	—		—		—	—	—	8,333	(10)	171,993	—		—
	02/01/2006	—		—		—	—	—	9,977	(6)	205,925	—		—
	09/10/2007	—		—		—	—	—	12,500	(7)	258,000	—		—
	10/31/2006	—		—		—	—	—	—		—	12,500	(8)	258,000
	02/08/2007	—		—		—	—	—	—		—	10,593	(9)	218,640

Russell Harris	09/04/2001	125,672	(16)	—		—	16.44	09/04/2011	—		—	—		—
	04/22/2005	1,042	(17)	—		—	8.52	02/22/2012	—		—	—		—
	04/22/2005	4,535	(17)	—		—	8.52	02/22/2012	—		—	—		—
	04/22/2005	2,353	(18)	—		—	8.52	03/17/2009	—		—	—		—
	04/22/2005	1	(18)	—		—	8.52	03/17/2009	—		—	—		—
	08/15/2005	—		17,500	(19)	—	8.19	08/15/2010	—		—	—		—
	10/31/2006	6,563		19,687	(3)	—	8.43	10/31/2011	—		—	—		—
	08/15/2005	—		—		—	—	—	5,833	(14)	120,393	—		—
	02/01/2006	—		—		—	—	—	5,543	(6)	114,408	—		—
	10/31/2006	—		—		—	—	—	6,562	(15)	135,440	—		—
	09/10/2007	—		—		—	—	—	11,250	(7)	232,200	—		—
	02/08/2007	—		—		—	—	—	—		—	5,932	(9)	122,436

(1)

This option was originally subject to vesting at the rate of one-fourth of the shares on the first anniversary of the grant date and monthly thereafter over the next 36 months. The vesting of this option was accelerated in full by our Board of Directors on September 17, 2004 to compensate for the optionee not being eligible to participate in an option exchange program pursuant to which eligible employees could exchange certain high priced options for new lower priced options (the “Option Exchange Program”).
(2)	This option is subject to vesting at the rate of one-fourth of the shares on August 15, 2006 and each one-year anniversary thereafter, subject to the employee’s continued employment with our company.
(3)	This stock appreciation right is subject to vesting at the rate of one-fourth of the shares on October 31, 2007 and each one-year anniversary thereafter, subject to the employee’s continued employment with our company.
(4)	This stock appreciation right is subject to vesting at the rate of one-fourth of the shares on September 10, 2008 and each one-year anniversary thereafter, subject to the employee’s continued employment with our company.
(5)	The market value is based on the $20.64 per share closing price of our common stock on December 31, 2007.
(6)	This performance share grant is subject to vesting at the rate of 100% of the shares on February 1, 2008, subject to the employee’s continued employment with our company.
(7)	This performance share grant is subject to vesting at the rate of one-fourth of the shares on September 10, 2008 and each one-year anniversary thereafter, subject to the employee’s continued employment with our company.
(8)	This performance share grant is subject to vesting at the rate of one-fourth of the shares on October 31, 2007 and each one-year anniversary thereafter, subject to the employee’s continued employment with our company. The performance requirement is such that we must have achieved (calculated as of the date of announcement of our quarterly earnings) cumulative profitability over four consecutive quarters, calculated on a non-GAAP basis excluding equity compensation or any other extraordinary expense, as reasonably determined by the Compensation Committee of our Board of Directors, at some point during the four year time-based vesting period. If the performance requirement is met, then the time-based vesting will be credited as of such date and will continue on the original schedule. The original vesting schedule is that one-fourth of the shares will vest on October 31, 2007 and each one-year anniversary thereafter. If the performance requirement is never achieved during the four year time-based vesting period, then the performance shares granted will not vest and will be returned to our 1997 Stock Plan. If all or substantially all of our stock or assets are acquired, then the performance requirement will automatically be eliminated, but the time-based vesting will continue. Vesting is also subject to the employee’s continued employment with our company through the applicable vesting date.
(9)	The vesting of this performance share grant is subject to specific performance requirements of our company. See “Grants of Plan-Based Awards in 2007,” footnote (1).
(10)	This performance share grant was originally for 16,667 shares and subject to vesting at the rate of one-fourth of the shares on August 15, 2006 and each one-year anniversary thereafter, subject to the employee’s continued employment with our company. 4,167 of such performance shares were issued and released on each of August 15, 2006 and August 15, 2007.
(11)	This option is subject to vesting at the rate of one-fourth of the shares on the first anniversary of the grant date and monthly thereafter over the next 36 months, subject to the employee’s continued employment with our company.
(12)	This option was originally subject to vesting at the rate of one-fourth of the shares on the first anniversary of the grant date and monthly thereafter over the next 36 months. The vesting of this option was accelerated in full by our Board on November 18, 2005 to eliminate future stock compensation expense that we would otherwise have been required to recognize (the “2005 Option Acceleration Program”).
(13)	This option is subject to vesting at the rate of one-fourth of the shares on August 15, 2006 and each one-year anniversary thereafter, subject to the employee’s continued employment with our company. The option agreement permits exercise prior to full vesting, subject to the employee entering into a restricted stock purchase agreement with respect to unvested shares.
(14)	This performance share grant was originally for 11,667 shares and subject to vesting at the rate of one-fourth of the shares on August 15, 2006 and each one-year anniversary thereafter, subject to the employee’s continued employment with our company. 2,917 of such performance shares were issued and released on each of August 15, 2006 and August 15, 2007.
(15)	This performance share grant is subject to vesting at the rate of one-fourth of the shares on October 31, 2007 and each one-year anniversary thereafter, subject to the employee’s continued employment with our company.
(16)	This option was originally granted for 150,000 shares, of which 24,328 have been exercised. Such 150,000 share option vested at the rate of one-fourth of the shares on the first anniversary of the grant date and monthly thereafter over the next 36 months.

(17)	On April 22, 2005, an option to purchase 25,000 shares was issued in replacement of 50,000 option shares cancelled on October 21, 2004 pursuant to our Option Exchange Program. Such 25,000 share option, 24,328 shares of which have been exercised, was subject to full vesting on April 22, 2006. The vesting of these remaining option shares was accelerated in full by our Board of Directors on November 18, 2005 pursuant to the 2005 Option Acceleration Program.
(18)	On April 22, 2005, an option to purchase 60,000 shares was issued in replacement of 60,000 option shares cancelled on October 21, 2004 pursuant to our Option Exchange Program. Such 60,000 share option, 57,646 shares of which have been exercised, was subject to vesting at the rate of 31,250 shares on April 22, 2006 and as to 1,250 shares on each one-month anniversary thereafter. The vesting of these remaining option shares was accelerated in full by our Board of Directors on November 18, 2005 pursuant to the 2005 Option Acceleration Program.
(19)	This option was originally granted for 35,000 shares, of which 17,500 have been exercised. Such 35,000 share option is subject to vesting at the rate of one-fourth of the shares on August 15, 2006 and each one-year anniversary thereafter, subject to the employee’s continued employment with our company.

Option Exercises and Stock Vested for Fiscal 2007

The table below shows all stock options exercised and value realized upon exercise, and all stock awards vested and value realized upon vesting, by the Named Executive Officers during the fiscal year ended December 31, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
M. Kenneth Oshman	—	—	36,298	293,208
Oliver R. Stanfield	80,000	1,205,600	15,246	179,433
Frederik H. Bruggink	60,000	806,800	7,953	134,887
Beatrice Yormark	80,000	1,367,200	15,246	179,433
Russell Harris	168,897	1,869,049	12,491	170,918

(1)	The value realized equals the difference between the option exercise price and the fair market value of our common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.
(2)	The value realized equals the fair market value of our common stock on the date of vesting, multiplied by the number of shares vested.

Compensation Committee Interlocks and Insider Participation

During fiscal 2007, the following non-employee directors were members of Echelon’s Compensation Committee: Armas Clifford Markkula, Jr., Robert R. Maxfield and Richard M. Moley. None of these directors has at any time been an officer or employee of Echelon. None of Echelon’s executive officers serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Echelon’s Board of Directors or Compensation Committee.

Policies and Procedures with Respect to Related Party Transactions

Our Corporate Governance Guidelines require our directors to take a proactive, focused approach to their position and to set standards that ensure that our company is committed to business success through the maintenance of the highest standards of responsibility and ethics. Thus, our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is Echelon’s preference to avoid related party transactions.

The charter of our Audit Committee requires that the members of the Audit Committee, all of whom are independent directors, review and approve in advance all related party transactions for which approval is required under applicable law. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which our company is a participant and in which any of the following persons has or will have a direct or indirect interest:

•	an executive officer, director or director nominee of Echelon;

•	any person who is known to be the beneficial owners of more than 5% of our common stock;

•

any person who is an immediate family member (as defined in Item 404 of Regulation S-K) of an executive officer, director or director nominee or beneficial owner of more than 5% of our common stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

Certain Relationships

Loans to Employees

On October 29, 2001, we loaned Russell Harris, our Senior Vice President of Operations, $1,000,000 to purchase a principal residence. Mr. Harris issued to us a promissory note secured by residential real estate. The note bears interest at the rate of 4.5% per annum, compounded monthly. The interest accruing under the note is due and payable in monthly installments over the nine year term of the note, and the principal is due and payable on October 29, 2010, subject to earlier repayment upon the occurrence of certain events. The terms of this loan have never been amended.

Agreements with ENEL

In the second quarter of 2000, we entered into a research and development and technological cooperation agreement with ENEL Distribuzione S.p.A., an affiliate of ENEL S.p.A., or ENEL, under which we have been cooperating with ENEL to integrate our LONWORKS technology into ENEL’s remote metering management project in Italy. Through this project, ENEL replaced its existing stand-alone electricity meters with networked electricity meters to 27 million customers throughout ENEL’s service territory. Our shipments for the deployment phase of the ENEL project were substantially completed during 2005. During 2007, we recognized revenue from products and services sold to ENEL and its designated manufacturers of approximately $14.2 million, $3.0 million of which was included in accounts receivable at December 31, 2007. During 2006, we recognized revenue from products and services sold to ENEL and its designated manufacturers of approximately $7.1 million, none of which was included in accounts receivable at December 31, 2006. During 2005, we recognized revenue from products and services sold to ENEL and its designated manufacturers of approximately $26.9 million.

Pursuant to a common stock purchase agreement, dated June 30, 2000, between our company and ENEL, ENEL agreed to purchase, for cash, three million newly issued shares of our common stock for a purchase price to be based on the average trading price prior to the closing (subject to a minimum price of $87.3 million and a maximum price of $130.9 million). The closing of this stock purchase occurred on September 11, 2000. Based on the average price of our common stock prior to that date, the total purchase price for the three million shares was $130.9 million and after deducting expenses associated with the transaction, we received $130.7 million. It was agreed that until the earlier of September 11, 2003 or 30 days following the termination of the research and development and technological cooperation agreement with ENEL Distribuzione, ENEL would not, except under limited circumstances, sell or otherwise transfer such shares. As a result, ENEL is now free to sell shares of our common stock. The stock purchase agreement also gives ENEL the right to nominate a member of our Board of Directors as long as ENEL owns at least two million shares of our common stock. As a condition to the closing of the stock purchase agreement, our directors and our Chief Financial Officer agreed to enter into a voting agreement with ENEL in which each of them agreed to vote the shares of our company’s common stock that they beneficially own or control in favor of ENEL’s nominee to our Board of Directors. M. Francesco Tatò served as ENEL’s representative on our

Board of Directors from September 2000 until June 2002. ENEL has not nominated a replacement for Mr. Tatò on our Board of Directors. In December 2005, ENEL transferred to a related entity, Enel Investment Holding BV, its three million shares of our common stock. To our knowledge, ENEL, through Enel Investment Holding BV, currently holds 3,000,000 shares of our common stock, representing 7.3% of our outstanding common stock as of March 31, 2008.

Pursuant to a registration rights agreement, dated September 11, 2000, between our company and ENEL, ENEL may, subject to certain conditions and limitations, request that we register the shares purchased under the common stock purchase agreement. In the event we elect to register any of our securities, ENEL may, subject to certain limitations, include the shares purchased under the common stock purchase agreement in such registration.

Legal Services

During fiscal year 2007, the law firm of Wilson Sonsini Goodrich & Rosati, P.C. acted as principal outside counsel to our company. Mr. Sonsini, a director of our company, is a member of Wilson Sonsini Goodrich & Rosati, P.C. We incur bills for legal services that vary from year to year depending upon our legal needs. In determining the independence of Mr. Sonsini, our Board of Directors reviews our relationship with Wilson Sonsini Goodrich & Rosati, P.C. in conjunction with the applicable independence guidelines under the applicable listing standards of the Nasdaq Stock Market and SEC rules.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Information

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file certain reports with the SEC regarding ownership of, and transactions in, our securities. Such officers, directors and 10% stockholders are also required by the SEC to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders were complied with during the fiscal year ended December 31, 2007.

No Incorporation by Reference

In Echelon’s filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Report of the Audit Committee of our Board of Directors” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated into any other filings with the SEC. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

Stockholder Proposals—2009 Annual Meeting

Stockholders may present proposals for action at a future meeting if they comply with SEC rules and Echelon’s bylaws. For additional details and deadlines for submitting proposals, see “Deadline for Receipt of Stockholder Proposals” in this Proxy Statement above. If you would like a copy of the requirements contained in our bylaws, please contact: Kathleen B. Bloch, Senior Vice President, General Counsel and Secretary, Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126.

Available Information

You may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 without charge by sending a written request to Echelon Corporation, 550 Meridian Avenue, San Jose, California 95126, Attention: Investor Relations. The annual report is also available online at www.echelon.com or the SEC’s website at www.sec.gov.

REPORT OF THE AUDIT COMMITTEE OF OUR BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this report of the Audit Committee of our Board of Directors shall not be deemed “filed” with the SEC or “soliciting material” under the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any such filings.

The Audit Committee of our Board of Directors serves as the representative of our Board of Directors for general oversight of our financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. Our management has primary responsibility for preparing our financial statements and our financial reporting process. Our independent registered public accounting firm, KPMG LLP, is responsible for expressing an opinion on the conformity of our fiscal year 2007 audited financial statements to generally accepted accounting principles. In this context, the Audit Committee hereby reports as follows:

1. The Audit Committee has reviewed and discussed the audited financial statements with our management, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In connection with this review and discussion, the Audit Committee asked a number of follow-up questions of management and our independent registered public accounting firm to help give the Audit Committee comfort in connection with its review.

2. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380), as modified or supplemented.

3. The Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as modified or supplemented, and has discussed with them their independence.

4. Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the SEC.

Our Board of Directors has adopted a written charter for the Audit Committee, a copy of which can be viewed at the investor relations section of our website at www.echelon.com. Each of the members of the Audit Committee is independent as defined under the listing standards of the National Association of Securities Dealers.

Audit Committee

Robert J. Finocchio, Jr., Chairman

Robyn M. Denholm

Betsy Rafael

OTHER MATTERS

As of the date hereof, our Board of Directors is not aware of any other matters to be submitted at the annual meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as our Board of Directors recommends or as they otherwise deem advisable.

THE BOARD OF DIRECTORS

San Jose, California

April 16, 2008

Appendix A

ECHELON

550 MERIDIAN AVENUE SAN JOSE, CA 95126

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Echelon Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Echelon Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

ECHEL1

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ECHELON CORPORATION

1. ELECTION OF DIRECTORS:

Nominees:

01) M. Kenneth Oshman

02) Larry W. Sonsini

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote On Proposal

2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008.

For

Against

Abstain

In their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

This Proxy should be marked, dated, signed by the stockholder(s) exactly as its, his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.

For address change/ comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend this meeting.

Yes

No

Signature [PLEASE SIGN WITHIN BOX]

Date

Signature (Joint Owners)

Date

ECHELON CORPORATION 2008 Annual Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

ECHELON CORPORATION

The undersigned stockholder of Echelon Corporation, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 16, 2008, and hereby appoints Kathleen B. Bloch and Oliver R. Stanfield, and each of them, proxy and attorney-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Stockholders of Echelon Corporation to be held on Tuesday, May 27, 2008, at 10:00 a.m., Pacific Time, at 570 Meridian Avenue, San Jose, CA 95126, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and, in their discretion, upon such other matter or matters which may properly come before the meeting and any adjournment(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF THE SPECIFIED NOMINEES AS DIRECTORS, “FOR” THE RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

CONTINUED AND TO BE SIGNED ON THE OTHER SIDE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)